RCN CORPORATION


                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                  For the Year Ended December 31,
                                     --------------------------------------------------------
                                       1993        1994         1995       1996        1997
                                     --------    --------    --------    --------    --------

Income (loss) from continuing
   operations before income taxes    $ 10,711    $  6,171    $  6,838    $ (4,068)   $(73,522)
                                     --------    --------    --------    --------    --------
Minority interest in income of
  consolidated entities ..........        (85)        (95)       (144)       --          --
                                     --------    --------    --------    --------    --------

Fixed Charges:

   Interest on long-term and
   short-term debt including
   amortization of debt expense ..      1,167      16,669      16,517      16,046      25,602
                                     --------    --------    --------    --------    --------

   Total fixed charges                  1,167      16,669      16,517      16,046      25,602
                                     --------    --------    --------    --------    --------

Earnings before income taxes and
   fixed charges                     $ 11,793    $ 22,745    $ 23,211    $ 11,978    $(47,920)
                                     ========    ========    ========    ========    ========

Ratio of earnings to fixed charges      10.11        1.36        1.41        0.75       (1.87)


For purposes of computing the ratio, earnings are income from continuing operations less minority interest in income of consolidated entities and plus fixed charges. Fixed charges consist of interest on long- and short-term debt including amortization of debt expense. The ratio of earnings to fixed charges for the year ended December 31, 1997 is less than 1 and therefore the earnings are inadequate to cover the fixed charges by $73,522.